Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of March 22, 2006 (the “Effective Date”), between Digital Music Group, Inc., a Delaware corporation (“DMGI”), and Karen B. Davis, a resident of California (the “Executive”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position and Duties. During the term of this Agreement, DMGI will employ Executive, and Executive will serve DMGI as its Chief Financial Officer and Secretary. As such, Executive shall have such responsibilities, duties and authority as reasonably accorded to and expected of a Chief Financial Officer and Secretary. This will include day-to-day responsibility for financial matters involving DMGI, including ultimate responsibility for staffing of and managing the personnel within the finance, treasury, taxation, accounting, information systems and investor relations functions and for establishing and monitoring the corporate internal control environment and external and internal financial and tax reporting by DMGI. It will also include maintaining professional relationships and serving as a principal contact with commercial lenders, investment bankers, investors and the investment community, and external auditors of DMGI, and maintaining corporate records, including the Minute Book for meetings of the Board of Directors. Additional or different duties, titles or positions may from time to time be assigned to or taken from Executive by the Chief Executive Officer and/or the Board of Directors of DMGI, provided that any such changes are consistent and compatible with Executive’s experience, background and managerial skills; refer to Sections 7.5 and 8.4 hereof for additional rights of the Executive in the event of such a change in her title, duties or responsibilities. Executive will report directly to the Chief Executive Officer of DMGI and will also have certain reporting responsibilities to and interaction with the Chairman of DMGI’s Audit Committee and the Chairman of DMGI’s Board of Directors.

2. Performance of Duties. Executive will be based at and perform her duties under this Agreement primarily at the corporate offices of DMGI. Executive hereby represents and warrants that she is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which she is a party or by which she is bound. Executive hereby further represents and warrants that she has provided DMGI with copies of any employment, confidentiality, non-competition or non-solicitation agreements currently binding upon her.

3. Exclusive Service. Executive shall devote her full time and efforts (from a business perspective) exclusively to this employment and apply all her skills, effort and experience to the performance of her duties and advancing DMGI’s interests. Executive shall not be engaged in any other business activity pursued for salary, fees, profit, gain or other pecuniary advantage if such activity interferes with Executive’s duties and responsibilities hereunder. Executive will not engage in any professional consulting activity nor serve on any corporate boards except with the prior written approval of DMGI’s Board of Directors, or at the direction of DMGI’s Board of Directors, and Executive will otherwise refrain from engaging in any activities inconsistent or in conflict with the performance of her duties hereunder. However, the foregoing limitations shall not be construed as prohibiting Executive from making personal investments in a passive form or manner that will not require her services in the operation or affairs of the companies or enterprises in which such investments are made.

4. Compliance with Policies. DMGI has established policies, procedures and practices, and Executive will comply with and be bound by all such policies, procedures and practices from time to time in effect during Executive’s employment. Executive will be employed in a position of leadership within DMGI and will be expected to faithfully adhere to, execute and fulfill all corporate policies established by DMGI, now and in the future, in addition to monitoring compliance with such policies by other officers, employees and directors, particularly DMGI’s Code of Business Conduct.

5. Confidential or Proprietary Information and Inventions.

5.1 Company Information. Executive agrees at all times during the term of her employment and thereafter, to hold in strictest confidence and not to use, except for the benefit of DMGI, or to disclose to any person, firm or corporation (except within the scope of her employment) without written authorization of the Chief Executive Officer or Chairman of the Board of Directors of DMGI, any Confidential Information of DMGI. Executive understands that “Confidential Information” means any DMGI financial or operating information, contents of music libraries, data bases, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products and processes, services, customer lists, channel partner lists, target acquisition lists and customers, channel partners and target acquisitions (including, but not limited to, customers, channel partners and target acquisitions of DMGI on whom Executive called or with whom Executive became acquainted during the term of her employment), market data, software, inventions, music processing techniques, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial reports or other business information disclosed to Executive by DMGI or prepared by Executive during her employment by DMGI, either directly or indirectly, in writing, orally, by drawings, or by observation of documents, technology or equipment. DMGI and Executive acknowledge that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved.

5.2 Third Party Information. Executive recognizes that DMGI has received and in the future will receive from third parties (including, but not limited to, vendors, customers, channel partners and acquisition targets) their confidential or proprietary information subject to a duty on DMGI’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out her work for DMGI consistent with DMGI’s agreement with such third party.

5.3 No Prior Inventions. Executive represents that, as of the Effective Date of this Agreement, she has no inventions, original works of authorship, developments, improvements or trade secrets which were made by her prior to her employment with DMGI, which relate to DMGI’s business, operations, digitization processes, music library or research and development.

5.4 Future Inventions. DMGI shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort) to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in the whole or in part, by Executive during the term of her employment with DMGI to and only to the fullest extent allowed by California Labor Code Section 2870 (attached hereto as Exhibit A) (collectively referred to herein as “Inventions”). Executive agrees that she will promptly make full written disclosure to DMGI, will hold in trust for the sole right and benefit of DMGI, and hereby assign to DMGI or its designee, all her right, title, and interest in and to any and all Inventions, except as provided in Section 5.7 below. To the extent allowed by law, this section includes all right of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” or the like. To the extent Executive retains any such moral rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such moral rights by or authorized by DMGI and agrees not to assert any moral rights with respect thereto. Executive will confirm any such ratifications, consents and agreements from time to time as requested by DMGI.

5.5 Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by her (solely or jointly with others) during the term of her employment with DMGI. The records will be in the form of notes, sketches, drawings and any other format that may be specified by DMGI. The records will be available to and remain the sole property of DMGI at all times.

5.6 Patent and Copyright Registrations. Executive agrees to assist DMGI, or its designee, at DMGI’s expense, in every proper way to secure DMGI’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to DMGI of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which DMGI shall reasonably deem necessary in order to apply for and obtain such rights and in order to assign and convey to DMGI, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that her obligation to execute or cause to be executed, when it is in her power to do so, any such instrument or papers shall continue after the termination of this Agreement. If DMGI is unable because of her mental or physical incapacity or for any other reason to secure her signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to DMGI as above, then Executive hereby irrevocably designates and appoints DMGI and its duly authorized officers and agents as her agent and attorney in fact, to act for and in her behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the processing and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

5.7 Exception to Assignments. Executive understands that the provisions of this Agreement requiring assignment of Inventions to DMGI do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870. Executive will advise DMGI promptly in writing of any Inventions that Executive believes meet the criteria in California Labor Code Section 2870.

6. Compensation and Benefits.

6.1 Base Salary. Beginning on the Effective Date, DMGI shall pay Executive a base salary of one hundred and thirty thousand dollars ($130,000) per year (“Base Salary”), payable as earned in accordance with DMGI’s customary payroll practice. On at least an annual basis, the Chief Executive Officer and the Compensation Committee of the Board of Directors will review Executive’s performance and may make increases to such base salary if, in their sole discretion, any such increase is warranted. No reductions will be made to Executive’s base salary unless it is part of a company-wide expense reduction plan authorized by the Board of Directors of DMGI, applying ratably to the base salaries of all executive officers and to the fees earned by directors; refer to Sections 7.5 and 8.4 hereof for additional rights of the Executive in the event of such a company-wide reduction in base salaries.

6.2 Additional Benefits. Executive will be eligible to participate in DMGI’s employee benefit plans of general application in effect from time to time, as amended, including without limitation, those plans covering pension and profit sharing, executive perquisites, stock purchases, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Once Executive is eligible for health and dental insurance coverage hereunder, Executive’s spouse and dependents shall also be eligible for such coverage in accordance with the terms of DMGI’s policies and plans and the contracts with third party providers. In addition, beginning on the Effective Date, Executive will receive such other benefits, including vacation, holidays and sick leave, as DMGI generally provides to its senior officers.

6.3 Incentive Bonus Plan. Subject to the terms of DMGI’s management incentive bonus plan, once created and as amended from time to time (the “Bonus Plan”), Executive will be eligible to earn cash bonuses on an annual basis, payable as determined under the Bonus Plan, but not until such time as the Compensation Committee of the Board of Directors of DMGI determines the targets, milestones, performance objectives and measurement criteria to be met each fiscal year and approves the payment of specific cash bonuses after the end of each fiscal year based upon the objective calculations and discretionary judgments as called for in the Bonus Plan.

6.4 Equity Grants and Awards. On the Effective Date, Executive shall receive a grant under DMGI’s Amended and Restated 2005 Stock Plan (the “Stock Plan”) of (a) 15,000 shares of restricted common stock of DMGI, with 5,000 shares to vest on 6-month anniversary, 5,000 shares to vest on the first anniversary, and 5,000 shares to vest on the second anniversary of the date this Agreement, and (b) options to purchase 75,000 shares of DMGI common stock at a price per share equal to the fair market value of DMGI’s common stock on the Effective Date, vesting over four (4) years with 25% of such option shares vesting on the first anniversary of the date this Agreement and thereafter 1/48th of such option shares vesting at the conclusion of each additional month of service for the next thirty-six (36) months, in each case in accordance with the terms of the Stock Plan and the applicable award agreements thereunder.

The equity awards described above will be conditional upon Executive entering into individual award agreements pursuant to and as required under the terms of the Stock Plan.

6.5 Expenses. DMGI will reimburse Executive for all reasonable and necessary travel and other expenses incurred by Executive in connection with DMGI’s business, provided that such expenses are in accordance with DMGI’s applicable expense reporting and reimbursement policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

6.6 Vacation. Executive will be entitled to paid vacation as set forth in DMGI’s policies and/or employee manual (as they may be applicable to DMGI’s executive officers and key employees), as approved by the Board of Directors.

7. Term and Termination. This Agreement will commence on the Effective Date and will continue until the earlier of two (2) years after the Effective Date or when terminated pursuant to any one of the following:

7.1 Death. The death of Executive shall immediately terminate this Agreement.

7.2 Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from her full-time duties hereunder or unable to materially fulfill her full-time duties hereunder for three (3) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such three (3) month period, but which shall not be effective earlier than the last day of such three (3) month period), DMGI may terminate Executive’s employment hereunder provided Executive is unable to resume her full-time duties at the conclusion of such notice period. Also, Executive may initiate termination of her employment under this Section 7.2 if her health should become impaired to an extent that makes the continued performance of her duties hereunder hazardous to her physical or mental health, provided that Executive shall have furnished DMGI with a written statement from a qualified doctor to such effect and provided, further, that, at DMGI’s request made within ten (10) days from the date of receipt of such written statement, Executive shall submit on a timely basis to an examination by a qualified doctor selected by DMGI who is acceptable to Executive or Executive’s doctor (such acceptability will not be unreasonably withheld) and such doctor shall have concurred with the conclusion of Executive’s doctor.

7.3 For Cause. DMGI may determine, if such determination is made in good faith by its Board of Directors, that it will terminate Executive’s employment under this Agreement for “cause,” which shall include: (a) Executive’s material and irreparable breach of this Agreement; (b) Executive’s gross negligence or gross insubordination in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice from DMGI of the need to cure) of any of Executive’s assigned duties and responsibilities hereunder; (c) Executive’s willful dishonesty, fraud, misrepresentation or misconduct with respect to the business and affairs of DMGI which adversely affects the operations, reputation or business prospects of DMGI; (d) Executive’s willful, reckless or grossly negligent violation of a material provision of DMGI’s Code of Business Conduct or other written corporate policy; (e) Executive’s willful or reckless violation of any federal, state or local law or regulation applicable to DMGI’s business; (f) Executive’s conviction of any felony crime; (g) Executive entering a plea of nolo contendere to any crime involving any act of moral turpitude; or (h) chronic alcohol abuse or illegal drug use by Executive (“Termination for Cause”).

7.4 Without Cause. This Agreement may be terminated by DMGI thirty (30) days after the effective date of a written notice sent to Executive stating that DMGI is terminating her employment, without cause, which notice can be given by DMGI at any time after the Effective Date at DMGI’s sole discretion, for any reason or for no reason (“Termination Without Cause”).

7.5 For Good Reason. Executive may elect to terminate her employment with DMGI on the effective date of a written notice sent to DMGI from Executive stating that she is terminating employment for “good reason,” which shall include: (a) Executive’s position with DMGI is changed in a manner which materially reduces her level of responsibility or materially changes the overall nature of her duties and responsibilities or Executive is significantly demoted, in any case so as to no longer be serving in a Chief Financial Officer capacity to DMGI, and the continuance thereof for a period of ten (10) days after written notice from Executive that she is unwilling to accept such changes in duties or responsibilities; provided, however, that a reduction in position or responsibilities solely by virtue of DMGI being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer remains as such following a change of control but is not made the Chief Financial Officer of the acquiring corporation) will not constitute “good reason”; (b) Executive’s level of compensation (including base salary, fringe benefits and participation in non-discretionary bonus programs under which awards are payable pursuant to objective financial or performance standards) is reduced by more than fifteen percent (15%) at any one time or in the aggregate over any twenty-four (24) month period, without her consent; or (c) Executive is required to relocate her principal office of employment with DMGI by more than fifty (50) miles from the location at the Effective Date without her consent (“Termination for Good Reason”).

7.6 Voluntary. This Agreement may be terminated by Executive on the effective date of a written notice sent to DMGI from Executive stating that Executive is electing to terminate her employment with DMGI without “good reason” as defined in Section 7.5 hereof (“Voluntary Termination”).

8. Effect of Termination.

8.1 Termination as a Result of Death. In the event of any termination of this Agreement pursuant to Section 7.1 hereof, no severance compensation is due to Executive’s estate.

8.2 Termination as a Result of Disability. In the event of any termination of this Agreement pursuant to Section 7.2 hereof, Executive shall receive from DMGI in a lump-sum payment due within ten (10) business days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the term of this Agreement or for six (6) months, whichever amount is lesser. In the event of a disability termination pursuant to Section 7.2 hereof, Executive will not be eligible to receive any ongoing benefits subsequent to the effective date of termination nor will there be any proration of any potential annual incentive bonus under Section 6.3 hereof for the fiscal year in which such termination occurs.

8.3 Termination for Cause or Voluntary Termination. In the event of any termination of this Agreement pursuant to Sections 7.3 or 7.6 hereof, DMGI shall pay Executive the compensation and benefits otherwise payable to Executive under Section 6 hereof through the date of termination, except that there will be no proration of any potential annual incentive bonus under Section 6.3 hereof for the fiscal year in which such termination occurs.

8.4 Termination Without Cause or for Good Reason. In the event of any termination of this Agreement pursuant to Sections 7.4 or 7.5 hereof:

(a) DMGI shall pay Executive the compensation and benefits otherwise payable to Executive under Section 6 through the date of termination; and

(b) for a period of twelve (12) months after the effective date of termination, DMGI shall continue to pay Executive her base salary under Section 6.1 hereof at Executive’s then-current salary and maintain her benefits under Section 6.2 hereof. If such benefits contemplated under Section 6.2 hereof cannot be maintained under the provisions and eligibility of the specific plans (see Section 8.5 below), then DMGI shall pay during the post-termination period the cash equivalent of the benefit under any such plan. In addition, for the fiscal year of termination, DMGI shall pay the pro rata portion of the annual incentive bonus otherwise due to Executive pursuant to Section 6.3 hereof, such pro rata bonus amount to be determined at the sole discretion of the Compensation Committee of the Board of Directors based upon the targets, milestones, performance objectives and measurement criteria established for the fiscal year and DMGI’s and Executive’s, as the case may be, actual performance against such targets, milestones, performance objectives and measurement criteria. In all cases, post-termination payments to Executive will be reduced for applicable withholding taxes and will be payable on DMGI’s normal payroll dates during that period, provided, however, that if Executive secures other employment during the period that Sections 6.1, 6.2 and 6.3 hereof remain in effect pursuant to this Section 8.4, DMGI will be entitled to set off, dollar for dollar, whatever is earned in such employment against the amount owed to Executive hereunder; provided, that if the total amount of the benefits available to Executive under this Section 8.4, either alone or together with other payments which Executive has the right to receive from DMGI, would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then DMGI shall pay to Executive at the time of termination an additional amount such that the net amount retained by Executive, after deduction of the excise tax imposed by Section 4999 of the Code and any federal, state and local income tax and excise tax imposed on such additional amount, shall be equal to the amount payable to the Executive under this Section 8.4 as originally determined prior to the deduction of the excise tax. Executive shall provide DMGI with prompt written notice of any other employment during the twelve (12) months after the effective date of termination, together with the terms of compensation of such employment.

8.5 Rights under Stock Plan and Benefit Plans. In the event of termination and the requirement for any benefits to be provided under this Section 8, Executive’s rights hereunder and under DMGI’s Stock Plan, which governs stock options and Restricted Stock awards, and all other benefit plans of general application, including DMGI’s employee health and dental insurance coverage, shall be subject to and determined in accordance with the provisions and eligibility of those plans, the related award agreements and the provisions of applicable law.

9. Return of DMGI Property. All records, documents, designs, patents, business plans, financial information, manuals, correspondence, memoranda, data bases, lists and other property delivered to or compiled by Executive by or on behalf of DMGI or its representatives, vendors, customers, channel partners and acquisition targets which pertain to the business of DMGI shall be and remain the property of DMGI and be subject at all times to its discretion and control. Upon termination of Executive’s employment for any reason, all such material which has been collected or accumulated by Executive shall be delivered promptly to DMGI without request by it.

10. No Employee Solicitation. So long as Executive is an employee of DMGI and for one (1) year thereafter, Executive shall not, directly or indirectly, either for herself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee of DMGI to terminate his or her employment with DMGI.

11. Miscellaneous.

11.1 Arbitration. Executive and DMGI agree that any unresolved dispute, controversy or claim arising out of, or relating to, this Agreement or any alleged breach hereof shall be settled exclusively by binding arbitration, provided, however, that DMGI retains its right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Any such arbitration proceedings shall be conducted in Sacramento, California, in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time. The arbitrator(s) shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator(s) shall have the authority to order back-pay, severance compensation, vesting of options or other restricted equity awards (or cash compensation in lieu of vesting), reimbursement of costs, including legal fees and other costs incurred to enforce this Agreement or to defend against charges brought hereunder, and interest thereon in the event the arbitrator(s) determines that DMGI has breached this Agreement. The arbitrator(s) shall have the authority to order reimbursement of costs and any damages actually sustained by DMGI, including legal fees and other costs incurred to enforce this Agreement or to defend against charges brought hereunder, and interest thereon in the event the arbitrator(s) determines that Executive has breached this Agreement. A decision by the arbitrator or a majority of the members of an arbitration panel (not to exceed three (3) arbitrators) shall be final and binding, and judgment upon the determination or award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The direct expense of any arbitration proceeding shall initially be borne by DMGI, but the arbitrator(s) shall have the authority to reallocate such cost among the parties upon conclusion of the proceedings.

11.2 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

11.3 Remedies. DMGI and Executive acknowledge that the service to be provided by Executive is of a special, highly skilled, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive hereby consents and agrees that for any breach or violation by Executive of any of the provisions of this Agreement including, without limitation, Sections 3, 4, 5, 9 and 10 hereof, a restraining order and/or injunction may be issued against Executive, in addition to any other rights and remedies DMGI may have, at law or equity, including without limitation the recovery of money damages.

11.4 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

11.5 Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. DMGI may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes DMGI’s obligations hereunder.

11.6 Withholding. All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law or by DMGI company policy and practice.

11.7 Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to employment of Executive with DMGI, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto, whether verbal or in writing.

11.8 Amendment. This Agreement may not be amended or modified, except by an agreement in writing executed by both parties hereto and approved by the Board of Directors of DMGI or its Compensation Committee.

11.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other party:

If to DMGI:	Digital Music Group, Inc. 1545 River Park Drive, Suite 210 Sacramento, CA 95815

Phone:	916-239-6010

Fax:	916-239-6018

Attention:	Mitchell Koulouris, Chief Executive Officer

With copy to:	Chairman of the Board of DMGI

If to Executive:	Karen B. Davis 15353 Clementia Circle Rancho Murieta, CA 95683

Phone:	916-354-4076

Fax:

11.10 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

11.11 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents and the word “or” is used in the inclusive sense.

11.12 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

11.13 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, DMGI and Executive have executed this Agreement as of the date first above written.

“DMGI”		“EXECUTIVE”

By:	/s/ MITCHELL KOULOURIS	/s/ KAREN DAVIS
Name:	Mitchell Koulouris	Karen B. Davis
Title:	CEO

EXHIBIT A

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”